FOR IMMEDIATE RELEASE

                                                  CONTACT: Roy Estridge. EVP/CFO


                                                         Valley Commerce Bancorp


                                                                  (559) 622-9000



VALLEY COMMERCE BANCORP REPORTS
POSITIVE RESULTS FOR SECOND QUARTER 2006


VISALIA, Calif., July 21, 2006/ -- President and CEO Don Gilles today announced that the consolidated total assets of Valley Commerce Bancorp, the bank holding company of Valley Business Bank grew to $242 million at June 30, 2006, a $41 million or 21% increase over June 30, 2005. He further announced that the Company's consolidated second quarter 2006 net income totaled $665,000, or $.28 per diluted share, compared to $469,000 or $.21 per diluted share achieved in the second quarter of 2005. For the six months ended June 30, 2006 the Company's consolidated net income totaled $1.4 million or $.60 per diluted share, compared to $851,000 or $.38 per diluted share achieved in the comparable 2005 period. All per share data has been adjusted for the 5% stock dividend issued in May 2006. The annualized return on average assets for the six month periods ended June 30, 2006 and 2005 was 1.22% and 0.87%, respectively, while the annualized returns on average equity were 12.42% and 8.65%, respectively.

"We are pleased to report continued strong growth and improved profitability," stated Gilles. "Looking beyond the numbers, we are confident that we have the team in place to manage our growth and aggressively compete for quality business in the South San Joaquin Valley."

Valley Business Bank celebrated completion of its tenth year of operations in April 2006. Valley Business Bank has branch offices in

Visalia, Fresno, Woodlake, and Tipton, and a loan production office in Tulare.

Net loans increased by $30 million or 23% to $162 million and total deposits increased by $29 million or 17% to $195 million at June 30, 2006 from the same period in 2005.

Net interest income for the three- and six-month periods ended June 30, 2006 was $2.8 million and $5.6 million, respectively, compared to $2.3 million and $4.4 million for the comparable 2005 periods. Second quarter 2006 net interest income was 17% higher than the prior year due to a combination of higher yields and greater volumes of interest-earning assets. The Company's net interest margin on a fully tax equivalent basis for the second quarter of 2006 was 5.44% compared to 5.15% for the second quarter of 2005. On a year to date basis, the Company's net interest margin was 5.46% for the 2006 period compared to 4.92% for the 2005 period. The improvements noted for the three- and six-month periods resulted from higher asset yields, primarily on loans, due to the eight one-quarter point increases in the Federal funds rate since June 2005. The higher asset yields were partially offset by rising costs of deposits and other funding sources.

The allowance for loan losses totaled $1.7 million or 1.1% of total loans at June 30, 2006. This compared to $1.6 million or 1.2% of total loans at June, 2005 and $1.8 million or 1.2% at December 31, 2005. Based upon management's assessment of the adequacy of the allowance for loan losses and improved credit quality of the loan portfolio, no loan loss provision has been recorded during 2006. Loan loss provisions for the three- and six-month periods ended June 30, 2005 were $181,000 and $212,000, respectively.

The Company's net loan charge-offs for the three- and six-month periods ended June 30, 2006 were $21,000 for both periods. Net loan charge-offs for the same periods in 2005 were $1,000 and $1,000 for both periods.

The Company had no non-performing assets at June 30, 2006. This compared to $21,000, or 0.01% of total loans, at December 31, 2005, and $27,000 or 0.02% of total loans, at June 30, 2005. Non-performing assets at December 31, 2005 and June 30, 2005 were comprised entirely of nonaccrual loans.

Non-interest income during the three- and six-month periods ended June 30, 2006 totaled $184,000 and $408,000, respectively. Non-interest income for the same periods in 2005 was $238,000 and $465,000, respectively. Second quarter 2006 non-interest income was reduced by a $53,000 loss on sale of investment securities resulting from one-time transactions intended to restructure the duration of the portfolio.

Non-interest expense during the three- and six-month periods ended June 30, 2006 totaled $2.0 million and $3.8 million, respectively. Non-interest expense for the same periods in 2005 was $1.6 million and $3.2 million, respectively. The increase in non-interest expense was due primarily to increased employee costs associated with the Company's growth.

Valley Commerce Bancorp had 2,191,710 shares of common stock outstanding at June 30, 2006. The book value per share was $10.41 at June 30, 2006, compared to $9.58 at June 30, 2005. The balance of stockholders' equity increased from $21.0 million at June 30, 2005 to $22.8 million at June 30, 2006 due primarily to the retention of earnings during the 12 month period which totaled $2.7 million, partially offset by a $0.9 million increase in accumulated other comprehensive loss resulting from increases in unrealized losses on available for sale investment securities, net of taxes.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ's Over The Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton. The Bank also operates a loan production office in Tulare. Additional information about Valley Business Bank is available from the Bank's website at http://www.valleybusinessbank.net.
           ---------------------------------

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp's future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.


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

Condensed Consolidated
Balance Sheet
(in Thousands) (Unaudited)                                     As of June 30,               As of December 31,
                                                             2006            2005             2005             2004
                                                             ----            ----             ----             ----
Assets
Cash and Due from Banks                            $       12,994           9,466    $      17,733    $       9,036
Federal Funds Sold                                          2,030           1,340            1,885           17,750
Available-for-Sale Investment Securities                   55,565          50,813           50,391           38,099
Loans (net)                                               162,487         131,995          149,991          114,834
Bank Premises and Equipment (net)                           1,220           1,101            1,223            1,034
Cash Surrender Value of Bank Owned
   Life Insurance                                           2,835           2,729            2,781            2,677
Other Assets                                                4,658           2,948            4,007            2,577
--------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                       $      241,789         200,392    $     228,011    $     186,007
--------------------------------------------------------------------------------------------------------------------

Liabilities & Equity
Non-Interest Bearing Deposits                      $       66,386          63,504    $      75,419    $      58,394
Interest Bearing Checking                                  75,344          60,945           63,549           54,689
Time Deposits                                              53,190          41,700           53,613           43,341
--------------------------------------------------------------------------------------------------------------------
Total Deposits                                            194,920         166,149          192,581          156,424
Short-Term Debt                                            10,000              --
Long-Term Debt                                              8,845           9,232            9,140            9,322
Junior Subordinated Deferrable Interest
   Debentures                                               3,093           3,093            3,093            3,093
Other Liabilities                                           2,125             928            1,288              835
--------------------------------------------------------------------------------------------------------------------
Total Liabilities                                         218,983         179,402          206,102          169,674
Shareholders' Equity                                       22,806          20,990           21,909           16,333
--------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES & EQUITY                         $      241,789         200,392    $     228,011    $     186,007
--------------------------------------------------------------------------------------------------------------------

Condensed Consolidated
Statement of Income                                          Three Months Ended               Six Months Ended
(in Thousands except share data) (Unaudited)                      June 30,                        June 30,
                                                             2006            2005             2006             2005
                                                             ----            ----             ----             ----
Interest Income                                    $        3,978   $       2,922    $       7,780    $       5,502
Interest Expense                                            1,183             603            2,218            1,150
--------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME                                         2,795           2,319            5,562            4,352
   Provision for Loan Losses                                   --             181               --              212
--------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER
   PROVISION FOR LOAN LOSSES                                2,795           2,138            5,562            4,140
Non-interest Income                                           184             238              408              465
Non-interest Expenses                                       1,952           1,614            3,837            3,221
--------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                  1,027             762            2,133            1,384
Income Taxes                                                  362             293              740              533
--------------------------------------------------------------------------------------------------------------------
                                                   $          665   $         469    $       1,393    $         851
--------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE - BASIC*                        $         0.30   $        0.22    $        0.64    $        0.40
--------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE - DILUTED*                      $         0.28   $        0.21    $        0.60    $        0.38
--------------------------------------------------------------------------------------------------------------------
SHARES OUTSTANDING - END OF PERIOD*                     2,191,710       2,191,883        2,191,710        2,191,883
--------------------------------------------------------------------------------------------------------------------

*All share and earnings per share data have been restated for a 5% stock dividend issued in May 2006.